Exhibit 99.1

Cubic Reports Record Fourth Quarter and Record Fiscal 2019 Sales and Adjusted EBITDA and Provides Fiscal 2020 Guidance; Announces Agreements to Acquire Remaining Stakes of Pixia and Delerrok

SAN DIEGO – November 20, 2019 – Cubic Corporation (NYSE: CUB) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2019.

Fourth Quarter and Full Year Fiscal 2019 Highlights

•	Record fourth quarter sales of $471.2 million, up 24% year-over-year; record full year sales of $1.496 billion, up 24% year-over-year
•

Fourth quarter net income from continuing operations attributable to Cubic of $41.6 million, or $1.33 per share,  compared to $22.0 million, or $0.80 per share in the fourth quarter of fiscal 2018; full year net income from continuing operations attributable to Cubic of $51.1 million, or $1.67 per share,  compared to $8.1 million, or $0.29 per share in fiscal 2018

•	Fourth quarter Adjusted EPS of $1.86, up 33% year-over-year; full year Adjusted EPS of $3.13, up 43% year-over-year
•	Record fourth quarter Adjusted EBITDA of $76.6 million, up 56% year-over-year; full year Adjusted EBITDA of $146.6 million, up 40% year-over-year and a company record from continuing operations
•

Fourth quarter net cash provided by operating activities of $50.8 million, compared to $40.4 million in the fourth quarter of fiscal 2018; full year net cash used by operating activities of $31.9 million, compared to net cash provided by operating activities of $8.6 million in fiscal 2018

•

Fourth quarter Adjusted Free Cash Flow of $52.1 million, compared to $36.4 million in the fourth quarter of fiscal 2018; full year Adjusted Free Cash Flow of $14.1 million, compared to negative $0.7 million in fiscal 2018

•	Announced fiscal 2020 guidance: Sales $1,580 to $1,640 million; Adjusted EBITDA $170 to $190 million; Adjusted EPS $3.10 to $3.70

“We delivered a record fourth quarter leading to record annual financial performance and the achievement of our fiscal 2019 guidance(1),” said Bradley H. Feldmann, chairman, president and chief executive officer of Cubic Corporation. “We continue to execute our technology-driven, market-leading strategy propelled by significant backlog, franchise wins, strategic partnerships and transformational acquisitions.”

(1)

Fiscal year 2019 guidance ranges:  sales $1.44-$1.48 billion; Adj. EBITDA $145-155 million; Adj. EPS $3.00-$3.35. The guidance provided was on a constant currency basis. Foreign currency negatively impacted reported sales by $25.3 million, Adj. EBITDA by $4.1 million and Adj. EPS by $0.14. On a constant currency basis,  the results were sales of $1.522 billion, Adj. EBITDA of $150.7 million and Adj. EPS of $3.27, which all exceeded the midpoint of the guidance ranges.

Financial Results Summary(1)(2)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions, except per share data)
Sales	$471.2	$379.7	$1,496.5	$1,202.9
Operating income	58.6	27.7	86.2	24.4
Adjusted EBITDA	76.6	49.1	146.6	104.6
Adjusted net income	58.3	38.3	95.6	60.0

Income from continuing operations attributable to Cubic before income taxes	$53.0	$24.8	$62.2	$15.2
Income tax provision from continuing operations attributable to Cubic	11.3	2.8	11.0	7.1
Net income from continuing operations attributable to Cubic	$41.6	$22.0	$51.1	$8.1
Income per share from continuing operations attributable to Cubic	$1.33	$0.80	$1.67	$0.29
Adjusted earnings per share	1.86	1.40	3.13	2.19
Acquisition-related expenses, excluding amortization	0.1	2.0	13.4	4.5
Strategic and IT system resource planning expenses	2.0	5.3	8.3	24.1
Depreciation and amortization	15.8	12.5	64.7	46.6
Research and development expense	11.9	12.3	50.1	52.4

(1)	See the section below titled “Use of Non-GAAP Financial Information” for additional information regarding Non-GAAP financial measures.
(2)

Effective October 1, 2018, Cubic adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), using the modified retrospective transition method whereby prior periods were not restated. See “New Accounting Standards Implemented” in Cubic’s Form 10-K for disclosure of the impact of ASC 606.

Purchase Agreement to Acquire PIXIA Corp (Pixia)

In June 2019, Cubic paid $50.0 million in cash to purchase 20% of the outstanding capital stock of Pixia, a private company based in Herndon, Virginia, that provides high performance, cloud-based solutions to manage and access massive amounts of imagery data. The purchase agreement includes an option to purchase the remaining 80% of its capital stock for $200.0 million, which Cubic exercised in November 2019 and expects to close by February 2020, subject to customary closing conditions. The all-cash transaction will be funded from borrowings under Cubic’s existing credit facilities.

“Pixia enhances our C2ISR digital platform and further enables our real-time, battlefield cloud strategy to provide information to the edge of the battlefield. We look forward to welcoming the Pixia team to Cubic. Together, we will offer best-in-class solutions to address big data challenges for the Intelligence Community,” said Feldmann.

Purchase Agreement to Acquire Delerrok Inc. (“Delerrok”)

During fiscal years 2018 and 2019, Cubic paid a total of $6.5 million in cash to purchase 17.5% of the outstanding common stock of Delerrok, a private company based in Vista, California, that provides a cloud-hosted, multi-agency fare collection platform for small- to mid-sized transit operators. The purchase agreement includes an option to acquire the remaining 82.5% of its common stock, which Cubic exercised in November 2019 and expects to close in December 2019, subject to customary closing conditions. Cubic will pay cash of $36.4 million at closing, which will be funded from borrowings under Cubic’s existing credit facilities, and a potential earn-out of up to $2.0 million if Delerrok achieves certain sales goals in the first 12 months after closing.

“We look forward to continuing our partnership with Delerrok to expand our services to small- and mid-market transportation customers with an innovative fare collection-as-a-service solution. Our industry expertise in fare collection and real-time information solutions and services, combined with Delerrok’s innovative and scalable technology, will allow us to deliver a cost-effective and complete offering for transit agencies of all sizes,” added Feldmann.

The acquisitions of Pixia and Delerrok are expected to contribute approximately $40 million in sales, $15 million of Adjusted EBITDA and add approximately $0.20 to Adjusted EPS for fiscal year 2020.

Fourth Quarter Fiscal 2019 Results

Sales in the fourth quarter of fiscal 2019 increased 24% to $471.2 million from $379.7 million in the fourth quarter of fiscal 2018 driven by strong growth in Cubic Transportation Systems (CTS) and Cubic Mission Solutions (CMS). The adoption of the revenue recognition standard (ASC 606) increased sales by $37.8 million, driven by organic growth from Cubic’s next-generation fare payment system contract in Boston. Foreign currency translation had an unfavorable impact of $7.2 million.

Operating income in the fourth quarter of fiscal 2019 increased to $58.6 million compared to $27.7 million in the fourth quarter of fiscal 2018,  reflecting higher sales and lower selling, general and administrative expenses. Foreign currency translation had an unfavorable impact of $1.5 million.

Adjusted EBITDA in the fourth quarter of fiscal 2019 increased 56% to $76.6 million, compared to $49.1 million in the fourth quarter of fiscal 2018. Foreign currency translation had an unfavorable impact of $1.5 million.

Net income from continuing operations attributable to Cubic in the fourth quarter of fiscal 2019 was $41.6 million compared to $22.0 million in the fourth quarter of fiscal 2018. The increase in net income reflects higher operating income, partially offset by a higher effective tax rate. Adjusted net income was $58.3 million, or $1.86 per share in the fourth quarter of fiscal 2019 compared to $38.3 million, or $1.40 per share in the fourth quarter of fiscal 2018, reflecting higher Adjusted EBITDA, which more than offset increases in shares outstanding and income taxes.

Net cash provided by continuing operations was $50.8 million in the fourth quarter of fiscal 2019 compared to $40.4 million in the fourth quarter of fiscal 2018. Adjusted Free Cash Flow was $52.1 million in the fourth quarter of fiscal 2019 compared to $36.4 million in the fourth quarter of fiscal 2018.

Full Year Fiscal 2019 Results

Full year fiscal 2019 sales increased 24% to $1.496 billion from $1.203 billion in fiscal 2018 driven by strong growth in CTS and CMS and included $83.3 million from businesses acquired in fiscal years 2019 and 2018. The adoption of ASC 606 increased sales by $109.2 million, driven by organic growth from Cubic’s next-generation fare payment system contract in Boston. Foreign currency translation had an unfavorable impact of $25.3 million, which was 2% of 2019 sales.

Operating income in fiscal 2019 was $86.2 million compared to $24.4 million in fiscal 2018. The increase in operating income reflects higher operating profit from all business segments and a $32.5 million gain on the sale of fixed assets. Excluding the gain on sale of fixed assets, the unallocated corporate and other costs were $54.3 million in 2019 compared to $52.5 million in 2018, reflecting an increase in restructuring costs and investments in innovation and employee training and development, partially offset by a decrease in strategic and IT system resource planning expenses. Foreign currency translation had an unfavorable impact of $3.7 million.

Adjusted EBITDA in fiscal 2019 increased 40% to $146.6 million compared to $104.6 million in fiscal 2018. Unallocated corporate expenses in Adjusted EBITDA increased $9.9 million year-over-year, primarily due to investments in innovation and employee training and development. Foreign currency translation had an unfavorable impact of $4.1 million.

Net income from continuing operations attributable to Cubic in fiscal 2019 was $51.1 million compared to $8.1 million in fiscal 2018. The increase in net income reflects higher operating income and a lower effective tax rate. Adjusted net income was $95.6 million, or $3.13 per share in fiscal 2019, compared to $60.0 million, or $2.19 per share in fiscal 2018, reflecting higher Adjusted EBITDA and a lower effective tax rate, which more than offset increases in shares outstanding and interest expense.

Net cash used by continuing operations was $31.9 million in fiscal 2019 compared to net cash provided by operations of $8.6 million in fiscal 2018. Adjusted Free Cash Flow was positive $14.1 million in fiscal 2019 compared to negative $0.7 million in fiscal 2018. Adjusted Free Cash Flow in fiscal 2019 was favorably impacted by net proceeds from the sale of real estate totaling $44.9 million.

Reportable Segment Results

	Three Months Ended		Year Ended
	September 30,		September 30,
	2019	2018	2019	2018
Sales:	(in millions)
Cubic Transportation Systems	$254.6	$192.6	$849.8	$670.7
Cubic Mission Solutions	125.5	95.1	328.8	207.0
Cubic Global Defense	91.1	92.0	317.9	325.2
Total sales	$471.2	$379.7	$1,496.5	$1,202.9

Operating income:
Cubic Transportation Systems	$40.2	$17.7	$77.2	$60.4
Cubic Mission Solutions	19.9	17.1	7.8	(0.1)
Cubic Global Defense	13.0	3.0	23.0	16.6
Unallocated corporate expenses	(14.5)	(10.1)	(21.8)	(52.5)
Total operating income	$58.6	$27.7	$86.2	$24.4

Adjusted EBITDA:
Cubic Transportation Systems	$46.2	$20.9	$110.5	$73.3
Cubic Mission Solutions	24.5	25.0	34.4	26.2
Cubic Global Defense	13.2	5.7	32.8	26.3
Unallocated corporate expenses	(7.3)	(2.5)	(31.1)	(21.2)
Total Adjusted EBITDA	$76.6	$49.1	$146.6	$104.6

Cubic Transportation Systems (CTS)

Fourth quarter CTS sales increased 32% to $254.6 million compared to $192.6 million in the fourth quarter of 2018. Full year sales increased 27% to $849.8 million compared to $670.7 million in 2018. The increase in full year sales in 2019 was driven by system development on contracts in New York, Boston, Brisbane and the San Francisco Bay Area. Businesses acquired by CTS during fiscal year 2019, Trafficware and GRIDSMART, increased sales by $74.4 million. Foreign currency had an unfavorable impact of $6.3 million in the fourth quarter and $22.2 million in fiscal 2019.

Fourth quarter CTS Adjusted EBITDA increased 121% to $46.2 million compared to $20.9 million in the fourth quarter of 2018. Full year Adjusted EBITDA increased 51% to $110.5 million compared to $73.3 million in 2018. The increases in fourth quarter and full year Adjusted EBITDA reflect higher sales as well as the impact of acquisitions, which were accretive to margins. Foreign currency translation had an unfavorable impact of $1.2 million in the fourth quarter and $3.8 million in fiscal 2019.

Cubic Mission Solutions (CMS)

Fourth quarter CMS sales increased 32% to $125.5 million compared to $95.1 million in the fourth quarter of 2018. Full year sales increased 59% to $328.8 million compared to $207.0 million in 2018, reflecting growth from all product lines, and particularly expeditionary satellite communications and secure network products.

Fourth quarter Adjusted EBITDA was $24.5 million compared to $25.0 million in the fourth quarter of 2018. In the fourth quarter, higher sales were offset by an increase in R&D expenditures and other investments in new technologies. Full year Adjusted EBITDA increased 31% to $34.4 million compared to $26.2 million in 2018, reflecting higher sales which more than offset significant investments in new technologies.

Cubic Global Defense (CGD)

Fourth quarter CGD sales were $91.1 million compared to $92.0 million in the fourth quarter of 2018. Full year sales were $317.9 million compared to $325.2 million in 2018. The decrease in sales for the fourth quarter and full year reflect the completion of various programs, in addition to more than $115 million in delayed international bookings, which were awarded at the end of the fourth quarter and after the fiscal year end. Foreign currency translation had an unfavorable impact of $3.2 million in fiscal 2019. Foreign currency translation had an unfavorable impact of $0.9 million in the fourth quarter and $3.2 million in fiscal 2019.

Fourth quarter Adjusted EBITDA increased 132% to $13.2 million compared to $5.7 million in the fourth quarter of 2018. Full year Adjusted EBITDA increased 25% to $32.8 million compared to $26.3 million in 2018. The increases in fourth quarter and fiscal year reflect cost reductions and disciplined project execution. Foreign currency translation had an unfavorable impact of $0.3 million in the fourth quarter and $0.3 million in fiscal 2019.

Backlog

Backlog decreased by $663.5 million from September 30, 2018 to September 30, 2019 primarily due to project delivery on four large CTS contracts awarded in fiscal 2018. Foreign currency had an unfavorable impact of $79.7 million, in addition to a decrease of $104.5 million due to the adoption of ASC 606.

	September 30,	September 30,
	2019	2018
	(in millions)
Total backlog
Cubic Transportation Systems	$2,953.3	$3,544.9
Cubic Mission Solutions	103.7	77.0
Cubic Global Defense	344.0	442.6
Total	$3,401.0	$4,064.5

Fiscal 2020 Full Year Guidance(1)

•	Sales: $1,580 million to $1,640 million
•	Adjusted EBITDA: $170 million to $190 million
•	Adjusted EPS: $3.10 to $3.70

(1)	Constant foreign currency. Includes the impact of the acquisitions of Delerrok and Pixia, which are expected to close in December 2019 and February 2020, respectively.

Conference Call and Webcast Information

Date:        November 20, 2019

Time:        5:00 p.m. ET

Hosts:         Bradley H. Feldmann, Chairman, President and Chief Executive Officer

                    Anshooman Aga, Executive Vice President and Chief Financial Officer

Dial in:        844-603-5091

825-312-2261 (international)

Conference ID 4977537

Webcast:     https://event.on24.com/wcc/r/2120553/3691CBEAF610547A9A9C5CA855C2ACA2

An archive of the webcast will be made available on the Investor Relations section of the company’s website: https://www.cubic.com/investor-relations/financials.

About Cubic Corporation

Cubic is a technology-driven, market-leading provider of integrated solutions that increase situational understanding for transportation, defense C4ISR and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Our teams innovate to make a positive difference in people’s lives. We simplify their daily journeys. We promote mission success and safety for those who serve their nation. For more information about Cubic, please visit www.cubic.com or on Twitter @CubicCorp.

New Accounting Standards Implemented

Effective October 1, 2018, Cubic adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as ASC 606), using the modified retrospective transition method whereby prior periods were not restated. The adoption of ASC 606 resulted in a change in the Company’s significant accounting policy regarding revenue recognition and resulted in changes to Cubic’s accounting policies regarding contract estimates, backlog, inventory, contract assets, long-term capitalized contract costs and contract liabilities. The consolidated statements of operations for the years ended September 30, 2018 and September 30, 2017 and consolidated balance sheet as of September 30, 2018 are presented under the legacy revenue recognition guidance under ASC 605. See “Implementation of the New Revenue Recognition Standard” in Cubic’s Form 10-K for disclosure of the impact of ASC 606.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance, including achieving our fiscal 2020 full year guidance and the expected acquisitions of Pixia and Delerrok and the timing and benefits thereof. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our assumptions covering behavior by public transit authorities; our ability to close the expected acquisitions of Pixia and Delerrok, including the satisfaction of closing conditions; our ability to successfully integrate new companies, including Trafficware, GRIDSMART, Nuvotronics,  Delerrok and Pixia into our business and to properly assess the effects of such integration on our financial condition and operating results; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; negative audits by the U.S. government; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; competition and technology changes in the defense and transportation industries; the change in the way transit agencies pay for transit systems; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; unforeseen problems with the implementation and maintenance of our information systems, including our new ERP system; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans; and we may not be able to achieve our fiscal 2020 guidance. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

In addition to results reported under GAAP, we provide certain non-GAAP measures. These non-GAAP measures consist of Adjusted net income, Adjusted earnings per share (Adjusted EPS), Adjusted EBITDA,  Free Cash Flow and Adjusted Free Cash Flow. We believe that these non-GAAP measures provide additional insight into our ongoing operations and underlying business trends, facilitate a comparison of our results between current and prior periods, and facilitate the comparison of our operating results with the results of other public companies that provide non-GAAP measures. We use Adjusted EBITDA internally to evaluate the operating performance of our business, for strategic planning purposes, and as a factor in determining incentive compensation for certain employees. These non-GAAP measures facilitate company-to-company operating comparisons by excluding items that we believe are not part of our core operating performance. Adjusted net income is defined as GAAP net income (loss) from continuing operations attributable to Cubic excluding amortization of purchased intangibles, restructuring costs, acquisition related expenses, strategic and IT system resource planning expenses, gains or losses on the disposal of fixed assets, other non-operating expense (income), tax impacts related to acquisitions, and the impact of U.S. Tax Reform. Adjusted EPS is defined as Adjusted net income on a per share basis using the weighted average diluted shares outstanding.

Adjusted EBITDA is defined as GAAP net income (loss) from continuing operations attributable to Cubic before interest expense (income), income taxes, depreciation and amortization, other non-operating expense (income), acquisition related expenses, strategic and IT system resource planning expenses, restructuring costs, and gains or losses on the disposal of fixed assets. Strategic and IT system resource planning expenses consists of expenses incurred in the development of our ERP system and the redesign of our supply chain which include internal labor costs and external costs of materials and services that do not qualify for capitalization. Acquisition related expenses include business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, and expenses recognized related to the change in the fair value of contingent consideration for acquisitions.

Free Cash Flow is defined as Net cash provided by (used in) continuing operations minus capital expenditures plus proceeds from the sale of fixed assets. Management believes that Free Cash Flow is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures and fixed asset sales, which are necessary to maintain and expand Cubic’s business. Adjusted Free Cash Flow is Free Cash Flow minus operating cash flow associated with the Boston Special Purpose Vehicle (SPV) in which Cubic has a 10% equity stake. The SPV has contracted with Cubic for the design-build and operations and maintenance phases of the next-generation fare collection system for the Massachusetts Bay Transit Authority and pays Cubic progress payments during the design-build phase of the project. These payments are primarily funded by non-recourse debt issued by the SPV. Management believes that Adjusted Free Cash Flow is meaningful to improving investors’ understanding of the underlying performance of and cash generated by the businesses. Additional information regarding the company’s Boston SPV can be found in our Annual Report on Form 10-K for the year ended September 30, 2019. Free Cash Flow or Adjusted Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures are not deducted from the measure.

These non-GAAP measures are not measurements of financial performance under GAAP and should not be considered as measures of discretionary cash available to the company or as alternatives to net income as a measure of performance. In addition, other companies may define these non-GAAP measures differently and, as a result, our non-GAAP measures may not be directly comparable to the non-GAAP measures of other companies. Furthermore, non-GAAP financial measures have limitations as an analytical tool and you should not consider these measures in isolation, or as a substitute for analysis of our results as reported under GAAP. Investors are advised to carefully review our GAAP financial results that are disclosed in our SEC filings. With respect to our fiscal year 2020 Adjusted EBITDA and Adjusted EPS guidance, certain items that affect GAAP net income cannot be reasonably predicted as we are unable to quantify certain amounts that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. As such, we are unable to provide a reasonable estimate of GAAP net income or GAAP EPS, or a corresponding reconciliation of Adjusted EBITDA and Adjusted EPS guidance to GAAP net income or GAAP EPS for the full year. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

We reconcile Adjusted EBITDA and Adjusted net income to GAAP net income, which we consider to be the most directly comparable GAAP financial measure. We reconcile Adjusted EPS to GAAP EPS, which we consider to be the most directly comparable GAAP financial measure. The following tables reconcile these non-GAAP measures to their most directly comparable GAAP financial measure. On May 31, 2018 Cubic sold the CGD Services business. The operating results of this business and loss on sale have been excluded from the figures for all periods presented. We reconcile Free Cash Flow and Adjusted Free Cash Flow to Net cash provided by (used in) continuing operations, which we consider to be the most directly comparable GAAP financial measure.

Media Contact

Laura Chon

Corporate Communications

Cubic Corporation

PH: +1 858-505-2181

Laura.Chon@cubic.com

Investor Contact

Kirsten Nielsen

Investor Relations

Cubic Corporation

PH +1 212-331-9760

Kirsten.Nielsen@cubic.com

GAAP NET INCOME TO ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) RECONCILIATION

	Three Months Ended		Year Ended
($ In Millions)	September 30,		September 30,
Cubic Transportation Systems	2019	2018	2019	2018
Sales	$254.6	$192.6	$849.8	$670.7
Operating income	$40.2	$17.7	$77.2	$60.4
Depreciation and amortization	6.6	2.9	30.7	12.0
Noncontrolling interest in income of VIE	(3.1)	-	(8.9)	-
Acquisition related expenses, excluding amortization	1.5	0.5	8.3	0.5
Restructuring costs	1.0	(0.2)	3.2	0.4
Adjusted EBITDA	$46.2	$20.9	$110.5	$73.3
Adjusted EBITDA margin	18.1%	10.9%	13.0%	10.9%

	Three Months Ended		Year Ended
	September 30,		September 30,
Cubic Mission Solutions	2019	2018	2019	2018
Sales	$125.5	$95.1	$328.8	$207.0
Operating income (loss)	$19.9	$17.1	$7.8	$(0.1)
Depreciation and amortization	6.1	6.6	23.3	22.4
Acquisition related expenses, excluding amortization	(1.5)	1.1	3.3	3.7
Restructuring costs	-	0.2	-	0.2
Adjusted EBITDA	$24.5	$25.0	$34.4	$26.2
Adjusted EBITDA margin	19.5%	26.3%	10.5%	12.7%

	Three Months Ended		Year Ended
	September 30,		September 30,
Cubic Global Defense	2019	2018	2019	2018
Sales	$91.1	$92.0	$317.9	$325.2
Operating income	$13.0	$3.0	$23.0	$16.6
Depreciation and amortization	1.4	2.4	6.8	8.5
Acquisition related expenses, excluding amortization	0.5	-	1.7	(0.1)
Gain on sale of fixed assets	(2.3)	-	(2.0)	-
Restructuring costs	0.6	0.3	3.3	1.3
Adjusted EBITDA	$13.2	$5.7	$32.8	$26.3
Adjusted EBITDA margin	14.5%	6.2%	10.3%	8.1%

	Three Months Ended		Year Ended
	September 30,		September 30,
Cubic Consolidated	2019	2018	2019	2018
Sales	$471.2	$379.7	$1,496.5	$1,202.9
Net income from continuing operations attributable to Cubic	$41.6	$22.0	$51.1	$8.1
Noncontrolling interest in loss of VIE	(0.8)	1.6	(9.8)	(0.3)
Provision for income taxes	11.3	2.8	11.0	7.1
Interest expense, net	3.5	2.5	13.9	8.8
Other non-operating expense (income), net	3.0	(1.2)	20.0	0.7
Operating income	$58.6	$27.7	$86.2	$24.4
Depreciation and amortization	15.8	12.5	64.7	46.6
Noncontrolling interest in EBITDA of VIE	(3.1)	-	(8.9)	-
Acquisition related expenses, excluding amortization	0.1	2.0	13.4	4.5
Strategic and IT system resource planning expenses	2.0	5.3	8.3	24.1
(Gain) loss on sale of fixed assets	0.1	-	(32.5)	-
Restructuring costs	3.1	1.6	15.4	5.0
Adjusted EBITDA	$76.6	$49.1	$146.6	$104.6
Adjusted EBITDA margin	16.3%	12.9%	9.8%	8.7%

Amounts may not sum due to rounding

GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP EPS TO ADJUSTED EPS RECONCILIATION

	Three Months Ended		Year Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(in millions, except per share data)
GAAP EPS	$1.33	$0.80	$1.67	$0.29
GAAP Net income from continuing operations attributable to Cubic	$41.6	$22.0	$51.1	$8.1
Noncontrolling interest in the loss of the VIE	(0.8)	1.6	(9.8)	(0.3)
Amortization of purchased intangibles	9.4	7.1	42.1	27.1
Gain on sale of fixed assets	0.1	—	(32.5)	—
Restructuring costs	3.1	1.6	15.4	5.0
Acquisition related expenses, excluding amortization	0.1	2.0	13.4	4.5
Strategic and IT system resource planning expenses	2.0	5.3	8.3	24.1
Other non-operating expense (income), net	3.0	(1.2)	20.0	0.7
Noncontrolling interest in Adjusted Net Income of VIE	(3.5)	—	(9.7)	—
Tax impact related to acquisitions[1]	0.9	—	(6.6)	(1.2)
Impact of US Tax Reform	—	0.2	—	(7.0)
Tax impact related to non-GAAP adjustments[2]	2.5	(0.3)	3.9	(1.0)
Adjusted net income	$58.3	$38.3	$95.6	$60.0
Adjusted EPS	$1.86	$1.40	$3.13	$2.19

Weighted Average Diluted Shares Outstanding (in thousands)	31,427	27,433	30,606	27,351

Amounts may not sum due to rounding

1 Represents the tax accounting impact of significant discrete items recorded at the time of acquisition.

2 The tax effect of the non-GAAP adjustments is generally based on the statutory tax rate of the jurisdiction of the event.

OPERATING CASH FLOW TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION

	Three Months Ended		Year Ended
($ In Millions)	September 30,		September 30,
Cubic Consolidated	2019	2018	2019	2018
Net cash provided by (used in) continuing operating activities	$50.8	$40.4	$(31.9)	$8.6
Capital expenditures	(13.8)	(10.6)	(49.1)	(31.7)
Proceeds from sale of property, plant and equipment	—	—	44.9	—
Free Cash Flow	37.1	29.8	(36.0)	(23.1)
Less: operating cash flow associated with SPV	(15.1)	(6.6)	(50.2)	(22.4)
Adjusted Free Cash Flow	$52.1	$36.4	$14.1	$(0.7)

.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Years Ended September 30,
	2019	2018	2017
Net sales:
Products	$1,011,069	$704,941	$681,559
Services	485,406	497,957	426,150
	1,496,475	1,202,898	1,107,709
Costs and expenses:
Products	732,137	472,698	473,670
Services	332,923	362,694	305,653
Selling, general and administrative expenses	270,064	258,644	240,196
Research and development	50,132	52,398	52,652
Amortization of purchased intangibles	42,106	27,064	30,245
(Gain) loss on sale of property, plant and equipment	(32,510)	—	405
Restructuring costs	15,386	5,018	2,260
	1,410,238	1,178,516	1,105,081

Operating income	86,237	24,382	2,628

Other income (expenses):
Interest and dividend income	6,519	1,615	953
Interest expense	(20,453)	(10,424)	(15,027)
Other income (expense), net	(19,957)	(687)	364

Income (loss) from continuing operations before income taxes	52,346	14,886	(11,082)

Income tax provision	11,040	7,093	14,658

Income (loss) from continuing operations	41,306	7,793	(25,740)
Net income (loss) from discontinued operations	(1,423)	4,243	14,531
Net income (loss)	39,883	12,036	(11,209)

Less noncontrolling interest in loss of VIE	(9,811)	(274)	—

Net income (loss) attributable to Cubic	$49,694	$12,310	$(11,209)

Amounts attributable to Cubic:
Net income (loss) from continuing operations	51,117	8,067	(25,740)
Net income (loss) from discontinued operations	(1,423)	4,243	14,531
Net income (loss) attributable to Cubic	$49,694	$12,310	$(11,209)

Net income (loss) per share:
Basic
Continuing operations attributable to Cubic	$1.68	$0.30	$(0.95)
Discontinued operations	$(0.05)	$0.16	$0.54
Basic earnings per share attributable to Cubic	$1.63	$0.45	$(0.41)

Diluted
Continuing operations attributable to Cubic	$1.67	$0.29	$(0.95)
Discontinued operations	$(0.05)	$0.16	$0.54
Diluted earnings per share attributable to Cubic	$1.62	$0.45	$(0.41)

Weighted average shares used in per share calculations:
Basic	30,495	27,229	27,106
Diluted	30,606	27,351	27,106

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$65,800	$111,834
Cash in consolidated VIE	347	374
Restricted cash	19,507	17,400
Restricted cash in consolidated VIE	9,967	10,000
Accounts receivable:
Long-term contracts	127,406	393,691
Allowance for doubtful accounts	(1,392)	(1,324)
	126,014	392,367

Contract assets	349,559	—
Recoverable income taxes	7,754	91
Inventories	106,794	84,199
Assets held for sale	—	8,177
Other current assets	38,534	43,705
Other current assets in consolidated VIE	33	—
Total current assets	724,309	668,147

Long-term contracts receivables	—	6,134
Long-term contracts financing receivables	36,285	—
Long-term contracts financing receivables in consolidated VIE	115,508	—
Long-term capitalized contract costs	—	84,924
Long-term capitalized contract costs in consolidated VIE	—	1,258
Property, plant and equipment, net	144,969	117,546
Deferred income taxes	4,098	4,713
Goodwill	578,097	333,626
Purchased intangibles, net	165,613	73,533
Other assets	76,872	14,192
Other assets in consolidated VIE	1,419	810
Total assets	$1,847,170	$1,304,883

	September 30,
	2019	2018
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$195,500	$—
Trade accounts payable	180,773	125,414
Trade accounts payable in consolidated VIE	25	165
Contract liabilities	46,170	—
Customer advances	—	75,941
Accrued compensation	58,343	65,277
Other current liabilities	36,670	52,956
Other current liabilities in consolidated VIE	191	—
Income taxes payable	773	8,586
Current portion of long-term debt	10,714	—
Current liabilities of discontinued operations	—	—
Total current liabilities	529,159	328,339

Long-term debt	189,110	199,793
Long-term debt in consolidated VIE	61,994	9,056
Accrued pension liability	25,386	7,802
Deferred compensation	11,040	11,476
Income taxes payable	937	2,406
Deferred income taxes	4,554	2,689
Other noncurrent liabilities	22,817	19,113
Other noncurrent liabilities in consolidated VIE	21,605	13

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized--5,000 shares
Issued and outstanding--none	—	—
Common stock, no par value:
Authorized--50,000 shares
40,124 issued and 31,178 outstanding at September 30, 2019
36,201 issued and 27,255 outstanding at September 30, 2018	274,472	45,008
Retained earnings	862,948	801,834
Accumulated other comprehensive loss	(139,693)	(110,643)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Shareholders’ equity related to Cubic	961,649	700,121
Noncontrolling interest in VIE	18,919	24,075
Total shareholders’ equity	980,568	724,196

Total liabilities and shareholders’ equity	$1,847,170	$1,304,883

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2019	2018	2017
Operating Activities:
Net income (loss)	$39,883	$12,036	$(11,209)
Net (income) loss from discontinued operations	1,423	(4,243)	(14,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	64,742	46,600	48,045
Share-based compensation expense	15,488	7,515	5,012
Change in fair value of contingent consideration	(1,005)	1,029	(3,878)
(Gain) loss on sale of property, plant and equipment	(32,510)	—	405
Gain on sale of investment in real estate	—	(1,474)	—
Deferred income taxes	(3,363)	(6,860)	(917)
Net pension benefit	(1,337)	(2,770)	(1,046)
Excess tax benefits from equity incentive plans	—	—	(35)
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	44,473	(34,762)	(45,443)
Contract assets	(83,697)	—	—
Inventories	(31,544)	3,023	(18,867)
Prepaid expenses and other current assets	5,317	(15,455)	7,286
Long-term financing receivables	(56,575)	—	—
Long-term capitalized contract costs	—	(29,552)	8,911
Accounts payable and other current liabilities	27,792	30,423	13,389
Contract liabilities	(15,359)	21,566	7,383
Income taxes	(17,268)	(361)	8,240
Other items, net	11,689	(18,126)	(5,756)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	(31,851)	8,589	(3,011)
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	—	10,376	27,747
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(31,851)	18,965	24,736

Investing Activities:
Acquisition of businesses, net of cash acquired	(393,908)	(16,322)	(16,830)
Purchases of marketable securities	—	—	(19,121)
Proceeds from sales or maturities of marketable securities	—	—	31,868
Proceeds from sale of property, plant and equipment	44,891	—	—
Purchases of property, plant and equipment	(49,084)	(31,696)	(36,916)
Proceeds from sale of investment in real estate	—	2,400	—
Purchase of non-marketable debt and equity securities	(60,694)	(1,500)	(2,700)
NET CASH USED IN INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	(458,795)	(47,118)	(43,699)
NET CASH PROVIDED BY INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS	—	133,795	1,217
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(458,795)	86,677	(42,482)

Financing Activities:
Proceeds from short-term borrowings	898,000	269,770	130,780
Principal payments on short-term borrowings	(702,500)	(324,770)	(315,780)
Principal payments on long-term debt	—	—	(978)
Proceeds from long-term borrowings in consolidated VIE	50,162	13,196	—
Deferred financing fees	(1,907)	—	—
Deferred financing fees in consolidated VIE	—	(4,778)	—
Proceeds from stock issued under employee stock purchase plan	1,832	1,517	2,234
Purchase of common stock	(3,688)	(2,449)	(2,444)
Dividends paid	(8,414)	(7,355)	(7,341)
Excess tax benefits from equity incentive plans	—	—	35
Contingent consideration payments related to acquisitions of businesses	(820)	(1,156)	(2,625)

Equity contribution from Boston VIE partner	—	24,349	—
Proceeds from equity offering, net	215,832	—	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	448,497	(31,676)	(196,119)

Effect of exchange rates on cash	(1,838)	(2,935)	9,667

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(43,987)	71,031	(204,198)

Cash, cash equivalents and restricted cash at the beginning of the period	139,608	68,577	272,775

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT THE END OF THE PERIOD	$95,621	$139,608	$68,577

Supplemental disclosure of non-cash investing and financing activities:
Liability recognized in connection with the acquisition of Nuvotronics, net	$4,900	$—	$—
Liability recognized in connection with the acquisition of Shield Aviation, net	$—	$6,248	$—
Liability recognized in connection with the acquisition of Deltenna, net	$—	$—	$1,327
Liability recognized in connection with the acquisition of Vocality, net	$—	$—	$271